Exhibit 99.1

Dear Paul,

I am writing to inform you that I am resigning from the board of Adverum Biotechnologies, effective February 1, 2017. I feel privileged to have had the opportunity to participate in the founding and early development of the Company, and continue to strongly believe in the promise gene therapy has for the prevention and treatment of blinding retinal disease. I wish the Company all the best in its future endeavors.

Yours truly,

/s/ Mark S. Blumenkranz MD

Mark S. Blumenkranz MD